News Release

Woodward Governor Company
1000 East Drake Road
Fort Collins, Colorado 80525
Tel: 970-482-5811

FOR IMMEDIATE RELEASE

CONTACT:	Robert F. Weber, Jr. Chief Financial Officer and Treasurer 970-498-3112

Woodward Reports Third Fiscal Quarter EPS Up 38 percent to $0.47 and Increases Full-Year Guidance

Fort Collins, Colo., July 21, 2008—Woodward Governor Company (Nasdaq:WGOV) today reported financial results for its third quarter of fiscal 2008. (All per share amounts are presented on a fully diluted basis.)

Highlights

•	Sales for the quarter increased 23 percent over last year.

•	Earnings per share for the quarter were $0.47, an increase of 38 percent over last year’s $0.34.

•	Operating earnings for the quarter increased 31 percent over last year.

•	Cash generated from operations during the quarter was $56 million, a 54 percent increase from the prior year.

Net sales for the quarter were $329.8 million, up 23 percent from $269.0 million for the third quarter of the prior year. Net earnings for the quarter were $32.4 million, or $0.47 per share, compared with $24.0 million, or $0.34 per share, in the previous year’s third quarter. Approximately one quarter of the 23 percent sales growth was attributed to favorable impacts of foreign exchange rates. Exchange rates had an insignificant effect on net earnings due to natural hedging and certain currency offsets.

Net sales for the nine-month period were $907.7 million, up 21 percent from $751.6 million for the nine-month period of the prior year. Net earnings for the nine-month period were $87.5 million, or $1.26 per share, compared with $62.1 million, or $0.88 per share, in the previous year’s nine-month period.

“Our markets continued to show good strength, and our effective positioning within these markets shows in our results. This quarter’s results also reflect the many efforts of the Woodward team to improve our global design and production processes. We are pleased to see that these efforts and our targeted investments continue to position us well within our markets now and for the future,” said Chairman and Chief Executive Officer Thomas A. Gendron. “Again this quarter, we delivered operating leverage and earnings on the increased demand for our energy control solutions, while concurrently investing and preparing for future growth.”

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Segment Results

Turbine Systems’ net sales for the third quarter were $153.7 million, an increase of 16 percent from $132.3 million for the third quarter a year ago. Segment earnings for the third quarter increased 26 percent to $29.3 million from $23.2 million for the same quarter a year ago. Earnings as a percent of sales were 19.1 percent this quarter compared to 17.5 percent in the prior year. As in recent quarters, our sales performance reflected generally strong demand for our OEM and aftermarket offerings in the industrial and aerospace turbine markets. Turbine Systems’ sales growth also reflects strength in demand for industrial turbines with Woodward content. Within Turbine Systems’ aerospace sales this quarter, OEM growth exceeded aftermarket growth. This mix of aerospace growth was consistent with our expectations and reflects the high volume of orders for new aircraft with engines containing increased Woodward content. Net new airline order growth continues to outpace deliveries. The earnings increase in Turbine Systems was principally the result of leverage on the increased sales volume.

Engine Systems’ net sales for the third quarter were $130.9 million, an increase of 11 percent from $117.6 million for last year’s third quarter. Segment earnings for the quarter increased 10 percent to $17.0 million from $15.4 million for the same period a year ago. Earnings as a percent of sales were 13.0 percent this quarter compared to 13.1 percent in the prior year. Approximately one-third of the 11 percent sales growth was attributed to favorable impacts of foreign exchange rates. Growth occurred across all of our markets, most notably in our marine and alternative fuel markets. Our earnings this quarter, compared to recent periods, reflected sales volume leverage as well as some reduction in operating costs of the type incurred earlier this year as we near completion of operational transitions intended to improve long-term cost and efficiency performance.

Electrical Power Systems’ net sales for the third quarter were $77.2 million, an increase of 57 percent from $49.2 million for the third quarter a year ago. Segment earnings for the quarter increased 107 percent to $10.8 million from $5.2 million for the same quarter a year ago. Earnings as a percent of sales increased to 14.0 percent this quarter compared to 10.6 percent in the prior year. Approximately one-third of the 57 percent sales growth was attributed to favorable impacts of foreign exchange rates. Once again this quarter, growth occurred in both our power generation & distribution and wind turbine inverter markets with growth in wind continuing at an exceptional pace. Earnings increased primarily due to sales volume, sales volume leverage, improved operating processes, and favorable currency translation.

Nonsegment expenses for the quarter increased to $7.4 million from $6.0 million last year, remaining at approximately 2.2 percent of sales for both quarters.

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Turbine Systems’ net sales for the nine-month period were $431.9 million, an increase of 14 percent from $380.1 million for the nine-month period a year ago. Segment earnings for the nine-month period increased 32 percent to $87.5 million compared to $66.3 million for the same period a year ago. Segment earnings as a percent of sales were 20.3 percent for the nine-month period compared to 17.4 percent for the same period a year ago.

Engine Systems’ net sales for the nine-month period were $370.8 million, an increase of 12 percent from $330.5 million for last year’s nine-month period. Segment earnings for the nine-month period increased 6 percent to $42.0 million from $39.8 million for the same period a year ago. Segment earnings as a percent of sales were down to 11.3 percent for the nine-month period compared to 12.0 percent for the nine-month period a year ago.

Electrical Power Systems’ net sales increased for the nine-month period to $199.5 million from $126.8 million for the same period a year ago. The sales growth increase of 57 percent consists of 50 percent organic growth and 7 percent inorganic. Segment earnings increased 81 percent to $27.5 million, or 13.8 percent of sales, from $15.2 million, or 12.0 percent of sales, for the nine-month period a year ago.

Nonsegment expenses for the nine-month period decreased to 2.7 percent of sales, or $24.3 million, from 3.2 percent of sales, or $24.2 million, last year.

Cash Flow and Financial Position

Net cash provided by operating activities was $85.4 million for the nine-month period compared with $56.7 million for the nine-month period of last year. Capital expenditures for the nine-month period were $25.1 million compared with $22.7 million for the same period of last year. The debt to total capitalization ratio was 7.2 percent at the end of the third quarter, compared to 10.9 percent at the end of the prior fiscal year. Also, during the nine-month period, share repurchases amounted to approximately $39 million, with no share repurchases occurring during the third quarter.

“While significant economic uncertainty continues and aircraft utilization is being reviewed and adjusted by airlines, we remain optimistic that our efforts can drive additional growth across all of our markets, though at a slightly more modest pace through the balance of the year. In addition to strong order volumes, we see opportunities across our aerospace, power generation and process industries. Our prior investments in these markets provide us with an excellent position for sales growth,” said Mr. Gendron. “As a result, our outlook in our core markets for the balance of this fiscal year is positive, and we now anticipate company-wide sales growth of approximately 20 percent for 2008. Also, primarily as a result of increased operating leverage on our higher sales, we now expect earnings of approximately $1.75 per share.”

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Conference Call

Woodward will hold an investor conference call at 6:00 p.m. EDT on Monday, July 21, 2008 to provide an overview of the financial performance for the third quarter of fiscal 2008, business highlights, and outlook for the remainder of the year. You are invited to listen to the live webcast of our conference call, or a recording, and view or download accompanying presentation slides at our website, www.woodward.com.

You may also listen to the call by dialing 1-866-793-1307 (domestic) or 1-703-639-1309 (international). Participants should call prior to the start time to allow for registration; the Conference ID is 1253874. An audio replay will be available by telephone from 10:00 p.m. EDT July 21, 2008 until 11:59 p.m. EDT on July 23, 2008. The telephone number to access the replay is 1-888-266-2081 (domestic) or 1-703-925-2533 (international); reference access code 1253874.

About Woodward
Woodward is an independent designer, manufacturer, and service provider of energy control and optimization solutions for engines, aircraft and industrial turbines, and electrical power system equipment. The company’s innovative fluid energy, combustion control, electrical energy, and motion control systems help customers offer cleaner, more reliable and cost-effective equipment. Woodward is headquartered in Fort Collins, Colo., USA and serves global markets in aerospace, power and process industries, and transportation. Visit our website at www.woodward.com.

The statements in this release concerning the company’s future sales, earnings, business performance, prospects, and the economy in general reflect current expectations and are forward-looking statements that involve risks and uncertainties. Actual results could differ materially from projections or any other forward-looking statement and we have no obligation to update our forward-looking statements. Factors that could affect performance and could cause actual results to differ materially from projections and forward-looking statements are described in Woodward’s Annual Report and Form 10-K for the year ended September 30, 2007, the Quarterly Report Form 10-Q for the quarters ended December 31, 2007 and March 31, 2008, and the Quarterly Report Form 10-Q for the quarter ended June 30, 2008, to be filed shortly.

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Woodward Governor Company and Subsidiaries
C O N D E N S E D C O N S O L I D A T E D S T A T E M E N T S O F		E A R N I N G S
	Three Months Ended June 30,		Nine Months Ended June 30,
(Unaudited - in thousands except per share amounts)	2008	2007	2008	2007
Net sales	$329,847	$269,026	$907,663	$751,572

Costs and expenses:
Cost of goods sold	231,955	186,055	633,162	519,970
Selling, general, and administrative expenses	28,434	27,345	86,081	84,325
Research and development costs	18,994	17,011	53,401	46,911
Amortization of intangible assets	1,654	1,946	5,259	5,856
Interest expense	1,027	1,156	2,969	3,481
Interest income	(470)	(503)	(1,470)	(1,563)
Other, net	(843)	(1,124)	(2,971)	(2,610)

Total costs and expenses	280,751	231,886	776,431	656,370

Earnings before income taxes	49,096	37,140	131,232	95,202
Income taxes	(16,682)	(13,166)	(43,779)	(33,079)

Net earnings	$32,414	$23,974	$87,453	$62,123

Per share amounts:
Basic	$0.48	$0.35	$1.29	$0.91
Diluted	$0.47	$0.34	$1.26	$0.88

Weighted-average number of shares outstanding:
Basic	67,245	68,714	67,590	68,479
Diluted	69,183	70,676	69,586	70,398

Cash dividends per share	$0.060	$0.055	$0.175	$0.160

Note: A two-for-one stock split was approved by shareholders at the 2007 annual meeting of shareholders on January 23, 2008. The stock split became effective for shareholders at the close of business on February 1, 2008. The number of shares reported in these condensed consolidated financial statements has been updated from amounts reported prior to February 1, 2008, to reflect the effects of the split.

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Woodward Governor Company and Subsidiaries
C O N D E N S E D	C O N S O L I D A T E D	B A L A N C E S H E E T S
		June 30,	September 30,
(Unaudited - in thousands)		2008	2007
Assets
Current assets:
Cash and cash equivalents		$80,976	$71,635
Accounts receivable		166,571	152,826
Inventories		214,983	172,500
Income taxes receivable		1,671	9,461
Deferred income taxes		21,877	23,754
Other current assets		7,569	8,429

Total current assets		493,647	438,605
Property, plant, and equipment-net		165,131	158,998
Goodwill		142,843	141,215
Other intangibles-net		68,589	73,018
Deferred income taxes		4,715	11,250
Other assets		12,908	6,681

Total assets		$887,833	$829,767

Liabilities and shareholders’ equity
Current liabilities:
Short-term borrowings		$—	$5,496
Current portion of long-term debt		12,767	15,940
Accounts payable		61,340	57,668
Accrued liabilities		77,288	83,890
Total current liabilities		151,395	162,994
Long-term debt, less current portion		34,008	45,150
Deferred income taxes		28,961	19,788
Other liabilities		66,797	57,404

Total liabilities		281,161	285,336
Shareholders’ equity		606,672	544,431

Total liabilities and shareholders’ equity		$887,833	$829,767

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Woodward Governor Company and Subsidiaries
C O N D E N S E D C O N S O L I D A T E D STATEMENTS OF CASH		FLOW
	Nine Months Ended
	June 30,
(Unaudited - in thousands)	2008	2007
Net cash provided by operating activities	$85,351	$56,706

Cash flows from investing activities:
Business acquisitions, net of cash acquired	—	(34,611)
Payments for purchase of property, plant, and equipment	(24,517)	(22,667)
Proceeds from disposal of assets	863	165

Net cash used in investing activities	(23,654)	(57,113)

Cash flows from financing activities:
Cash dividends paid	(11,829)	(10,969)
Proceeds from sales of treasury stock	7,649	8,612
Purchases of treasury stock	(38,701)	(7,888)
Excess tax benefits from stock compensation	9,555	8,784
Net payments on revolving lines of credit	(5,496)	(3,500)
Payments of long-term debt	(14,691)	(13,635)
Payment of debt financing costs	(412)	—
Net cash used in financing activities	(53,925)	(18,596)

Effect of exchange rate changes on cash	1,569	3,757

Net change in cash and cash equivalents	9,341	(15,246)
Cash and cash equivalents, beginning of year	71,635	83,718

Cash and cash equivalents, end of period	$80,976	$68,472

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   Woodward Governor Company and Subsidiaries
     SELECTED  FINANCIAL  INFORMATION

                                                                         Three Months Ended                                         Nine Months Ended
                                                                            June 30,                                                     June 30,

   (Unaudited - in thousands)                                  2008                     2007                            2008              2007

   Segment net sales:

   Turbine Systems                                          $    153,684                      $132,298                  $431,931            $380,075

       Engine Systems                                      130,917                       117,565                   370,779             330,510

       Electrical Power Systems                             77,181                        49,240                   199,546             126,765

   Segment earnings:

   Turbine Systems                                                29,330                        23,193                    87,509              66,317

       Engine Systems                                       16,982                        15,398                    42,048              39,760

       Electrical Power Systems                             10,778                         5,200                    27,518              15,202

   Earnings reconciliation:

   Total segment earnings                                         57,090                        43,791                   157,075             121,279

       Nonsegment expenses                                  (7,437)                       (5,998)                  (24,344)            (24,159)
--------------------------------                    -----------------------   -------------------------            -------------    ----------------

       Operating earnings                                   49,653                        37,793                   132,731              97,120

       Interest expense and income, net                       (557)                         (653)                   (1,499)             (1,918)
---------------------------------------------       -----------------------   -------------------------            -------------    ----------------

       Consolidated earnings before

     income taxes                                          $      49,096                       $37,140                  $131,232             $95,202

Capital expenditures                                                $8,593                    $9,609        $25,091                                        $22,667

Depreciation expense                                                 7,220                     7,162         21,916                                         20,691
====================                   ====================================   ======================   =============   ===========================================

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
(Unaudited - in thousands)	2008	2007	2008	2007
Sales Reconciliation*:
Turbine Systems	$153,684	$132,298	$431,931	$380,075
Engine Systems	130,917	117,565	370,779	330,510
Electrical Power Systems	77,181	49,240	199,546	126,765
Less intersegment sales	(31,935)	(30,077)	(94,593)	(85,778)

Total external sales	$329,847	$269,026	$907,663	$751,572

Earnings Reconciliation:
Turbine Systems	$29,330	$23,193	$87,509	$66,317
As a percent of sales	19.1	17.5	20.3	17.4
Engine Systems	16,982	15,398	42,048	39,760
As a percent of sales	13.0	13.1	11.3	12.0
Electrical Power Systems	10,778	5,200	27,518	15,202
As a percent of sales	14.0	10.6	13.8	12.0

Total segment earnings	57,090	43,791	157,075	121,279
Nonsegment expenses	(7,437)	(5,998)	(24,344)	(24,159)
Interest expense and income, net	(557)	(653)	(1,499)	(1,918)

Consolidated earnings before income taxes	$49,096	$37,140	$131,232	$95,202

*This schedule reconciles segment sales, which include intersegment sales, with consolidated external sales.

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Woodward Governor Company and Subsidiaries
R E C O N C I L I A T I O N O F NET E A R N I N G S T O			E B I T D A
	Three Months Ended			Nine Months Ended
	June 30,			June 30,
(Unaudited - in thousands)	2008		2007	2008	2007
Net earnings	$32,414		$23,974	$87,453	$62,123
Income taxes	16,682		13,166	43,779	33,079
Interest expense	1,027		1,156	2,969	3,481
Interest income		(470)	(503)	(1,470)	(1,563)
Amortization of intangible assets	1,654		1,946	5,259	5,856
Depreciation expense	7,220		7,162	21,916	20,691

EBITDA	$58,527		$46,901	$159,906	$123,667

EBITDA (earnings before interest, taxes, depreciation, and amortization) is a non-GAAP financial measure. The use of this measure is not intended to be considered in isolation of or as a substitute for the financial information prepared and presented in accordance with accounting principles generally accepted in the United States of America. Securities analysts, investors, and others frequently use EBITDA in their evaluation of companies, particularly those with significant property, plant, and equipment, and intangible assets that are subject to amortization. Management uses EBITDA in reviewing compliance with its debt covenants and in evaluating capital structure impacts of various strategic scenarios.

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